Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, November 1, 2016

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2016 RESULTS

Cleveland, Ohio, Tuesday, November 1, 2016 - NACCO Industries, Inc. (NYSE: NC) today announced a consolidated net loss of $0.4 million, or $0.07 per diluted share, and revenues of $220.8 million for the third quarter of 2016 compared with consolidated net income of $3.1 million, or $0.45 per diluted share, and revenues of $239.1 million for the third quarter of 2015.
The Company reported net income for the nine months ended September 30, 2016 of $5.5 million, or $0.80 per diluted share, and revenues of $572.2 million compared with net income of $3.9 million, or $0.55 per diluted share, and revenues of $629.3 million for the first nine months of 2015.
During the third quarter of 2016, the Company's North American Coal subsidiary recorded a non-cash impairment charge of $17.4 million reducing the carrying value of coal land and real estate and assets held for sale at Centennial Natural Resources, which ceased active mining operations at the end of 2015. The tax benefit of $4.9 million for this impairment charge is reflected in the consolidated effective tax rate included in the consolidating eliminations. There is no tax effect at the North American Coal subsidiary level as a result of the mix of North American Coal's earnings, including the benefit of percentage depletion. The consolidated third quarter 2015 net income includes a charge of $7.5 million, or $5.8 million after tax of $1.7 million, to increase the mine reclamation obligation resulting from the decision to cease mining operations at Centennial.
While Centennial's mining operations have ceased, certain wind-down and reclamation activities are continuing. Because Centennial no longer has active mines, management believes presenting the 2016 and 2015 reported U.S. GAAP financial results on an adjusted basis to exclude Centennial's results, including the 2015 and 2016 reclamation obligation and asset impairment charges, will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. “Adjusted revenues," "Adjusted Operating Profit" and "Adjusted income” in this press release refer to revenues and net income adjusted to exclude Centennial's results and asset impairment charge. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 14 and 15.
Excluding Centennial, NACCO's 2016 third quarter consolidated Adjusted income was $18.4 million, or $2.70 per diluted share, on Adjusted revenues of $220.7 million, compared with consolidated Adjusted income of $12.7 million, or $1.83 per diluted share, on Adjusted revenues of $230.2 million for the third quarter of 2015. NACCO's consolidated Adjusted income for the nine months ended September 30, 2016 was $27.5 million, or $4.00 per diluted share, on Adjusted revenues of $571.5 million, compared with consolidated Adjusted income of $20.9 million, or $2.96 per diluted share, on Adjusted revenues of $599.1 million for the nine months ended September 30, 2015.

Consolidated Adjusted EBITDA for the third quarter of 2016 and the trailing twelve months ended September 30, 2016 was $22.9 million and $68.3 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results as defined on page 12. For a reconciliation of GAAP results to Adjusted EBITDA, also see page 12.
The Company's cash position was $44.3 million as of September 30, 2016 compared with $52.5 million as of December 31, 2015 and $11.8 million as of September 30, 2015. Debt as of September 30, 2016 was $137.3 million compared with $170.0 million as of December 31, 2015 and $174.0 million as of September 30, 2015.
As of September 30, 2016, NACCO has repurchased approximately 109,300 shares of its Class A Common Stock for an aggregate purchase price of $6.0 million during the nine months ended September 30, 2016, including $2.2 million of stock purchased during the three months ended September 30, 2016, as part of the stock repurchase program the Company announced in May 2016, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock.

Detailed Discussion of Results
North American Coal - Third Quarter Results
Coal tons and limerock yards sold at North American Coal for the third quarter of 2016 and 2015 were as follows:

	2016	2015
Coal tons sold	(in millions)
Unconsolidated mines	7.8	6.6
Consolidated mines*	1.0	1.1
Total coal deliveries	8.8	7.7
Limerock deliveries (cubic yards)	6.4	5.2
*Consolidated mines' tons sold include 0.1 million tons sold at Centennial in the third quarter of 2015.

North American Coal reported an operating loss of $10.9 million, a net loss of $12.7 million and revenues of $32.4 million in the third quarter of 2016, compared with an operating loss of $4.0 million, a net loss of $5.3 million and revenues of $42.7 million in the third quarter of 2015. The 2016 operating loss and net loss include a non-cash asset impairment charge of $17.4 million before and after tax to reduce the carrying value of coal land and real estate and assets held for sale at Centennial. The 2015 operating loss and net loss include a mine reclamation obligation charge of $7.5 million, or $5.8 million after taxes of $1.7 million, for Centennial.
North American Coal's Centennial operations had an operating loss of $19.7 million and nominal revenue in the third quarter of 2016 compared with an operating loss of $15.4 million and revenues of $8.9 million in the third quarter of 2015. The reduction in Centennial's revenue was the result of the cessation of mining activities during the fourth quarter of 2015. Excluding the asset impairment and mine reclamation charges, Centennial's operating loss declined as substantially lower operating costs were required to conduct the remaining day-to-day operations of selling equipment, maintaining permits and mine reclamation.
Excluding Centennial, North American Coal had Adjusted operating profit of $8.8 million and Adjusted revenues of $32.4 million for the third quarter of 2016 compared with Adjusted operating profit of $11.3 million and Adjusted revenues of $33.8 million for the third quarter of 2015.
The decrease in North American Coal's Adjusted revenues was primarily due to lower royalty and other income in the third quarter of 2016 compared with 2015. At the consolidated mines, revenues also decreased modestly as increased revenues at the limerock mining operations due to a substantial increase in limerock yards delivered were more than offset by lower revenue at Mississippi Lignite Mining Company due to a lower index-based coal sales price in the third quarter of 2016 compared with 2015 as a result of a decline in diesel prices.
The decrease in Adjusted operating profit during the third quarter of 2016 compared with 2015 was primarily attributable to lower operating results at the Mississippi Lignite Mining Company and a reduction in royalty and other income. This decrease was partially offset by an increase in operating profit at the unconsolidated mining operations as newer mining operations began or increased production. Operating results at the Mississippi Lignite Mining Company were lower due to the decrease in revenue and an increase in cost of sales, which includes both production costs and changes in inventory. While production costs were comparable between periods, Mississippi Lignite Mining Company sold more tons than it produced during the third quarter of 2016, resulting in the recognition of a portion of production costs previously capitalized into inventory.
For the nine months ended September 30, 2016, North American Coal reported a net loss of $1.1 million and revenues of $85.8 million compared with net income of $3.4 million and revenues of $122.0 million for the nine months ended September 30, 2015. Excluding Centennial, North American Coal reported Adjusted income of $20.9 million and Adjusted revenues of $85.1 million for the nine months ended September 30, 2016 compared with Adjusted income of $20.4 million and Adjusted revenues of $91.7 million for the nine months ended September 30, 2015.

North American Coal - Outlook
North American Coal expects an increase in tons sold in the fourth quarter of 2016 compared with the fourth quarter of 2015, as well as an increase in income before income taxes and net income, both including and excluding Centennial. Excluding Centennial, the increase in income is expected to be driven by additional income from the unconsolidated mining operations due to production from Coyote Creek Mining Company, which began producing in 2016, partially offset by a substantial decline in Mississippi Lignite Mining Company results and increased Otter Creek Mine expenses associated with land leases.
At the unconsolidated mining operations, Coyote Creek Mining Company expects to deliver approximately 2.5 million tons of coal annually when at full production. In July 2016, Liberty Fuels began delivering coal to its customer for facility testing and commissioning. Production levels at Liberty Fuels are expected to increase gradually and to build to full production of approximately 4.5 million tons of coal annually beginning in 2022, although the timing of future deliveries will be affected by the timing of the Kemper County Energy Facility reaching full generation capacity. North American Coal's Bisti Fuels commenced its transition into the contract miner role at the Navajo Mine on January 1, 2016. While Bisti Fuels is recognizing income during the transition period, it will not receive cash payments until the production period begins on approximately January 1, 2017. Production levels are expected to be approximately 5.0 to 6.0 million tons of coal per year when the customer's power plant is operating at expected levels.
At the consolidated mining operations, Mississippi Lignite Mining Company expects a significant decrease in fourth-quarter 2016 operating results compared with fourth-quarter 2015 due to an increase in production costs because the fourth quarter of 2015 included a benefit from the reversal of an accrual related to a leased asset.
During the third quarter of 2016, North American Coal entered into a new dragline mining services contract with a new customer in Florida and commenced operations under that contract on October 10, 2016. Fourth-quarter 2016 results at the limerock mining operations are expected to be comparable to the fourth quarter of 2015 as activity at the new limerock mining operation is expected to be offset by reduced requirements at the existing limerock operations.
Centennial expects to incur a moderate loss in the fourth quarter of 2016 as it manages mine reclamation obligations and disposes of certain assets. Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves and equipment. The company is evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. Cash expenditures related to mine reclamation will continue until reclamation is complete or ownership of the mines is transferred.
Cash flow before financing activities in the fourth quarter and for the full year 2016 is expected to be substantially lower compared with the respective periods in 2015. Capital expenditures are estimated to be $7.9 million for the fourth quarter of 2016 and $15.2 million for the full year.
Overall for the full year 2016, excluding Centennial, North American Coal's operating profit is expected to decrease compared with 2015, as substantially improved results at the unconsolidated mines and the limerock mining operations are expected to be more than offset by significantly reduced results at Mississippi Lignite Mining Company and higher corporate operating expenses. At Centennial, excluding the $17.4 million asset impairment charge in 2016 and the $7.5 million asset retirement charge in 2015, the current year operating losses at Centennial are expected to be significantly less than in 2015.
In 2017, excluding the effect of the 2016 asset impairment charge, North American Coal expects a significant increase in income before income taxes compared with the prior year. Results in 2017 are expected to benefit from higher income from the unconsolidated mining operations as North American Coal transitions into the contract miner role at Bisti Fuels in early January when the production period begins, and from the realization of a full year of income at its Coyote Creek mine. A lower, more moderate, operating loss at Centennial is also expected to contribute to the improvement in income before income taxes.
The improvement in income before income taxes in 2017 is expected to be partially offset by a moderate continued decrease in Mississippi Lignite Mining Company results, primarily in the first half of 2017. Royalty and other income is also expected to decrease in 2017 compared with 2016, as are results from the limerock mining operations as deliveries from the new limerock mining operations are not expected to offset an anticipated decline in customer requirements at the existing limerock mining operations.
Cash flow before financing activities is expected to increase in 2017 compared with 2016. Capital expenditures are expected to be approximately $14 million in 2017.
Over the longer-term, North American Coal’s goal continues to be to increase earnings of its unconsolidated mines by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. Income related to North American Coal's newer mines, as well as the commencement of production at Bisti Fuels, will contribute to this goal in 2017 and beyond. However, generally low U.S. inflation rates, as reflected in typical market indices, such as the Consumer Price Index and the Producer Price Index, will determine the extent to which contractual compensation at the unconsolidated mines will change year by year. Achievement of the goal to increase earnings of the unconsolidated mines by 50% is currently expected to occur in 2018, but timing will depend on future inflation rates and customer demand.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $9.5 million and revenues of $157.3 million for the third quarter of 2016 compared with net income of $6.4 million and revenues of $163.3 million for the third quarter of 2015. For the third quarter of 2016, operating profit was $14.4 million compared with $11.6 million in the third quarter of 2015.
Revenues decreased in the third quarter of 2016 compared with the third quarter of 2015 primarily due to reduced sales volumes in the U.S. specialty housewares market and in the Canadian consumer retail market.
Despite the decrease in revenues, both operating profit and net income increased substantially in the third quarter of 2016 compared with the prior year. These increases were primarily due to an improvement in gross profit as a result of reduced product costs and a shift in sales mix to higher-priced and higher-margin products. A decrease in professional and outside service fees in the third quarter of 2016 compared with 2015 also contributed to the improvement in operating profit.
For the nine months ended September 30, 2016, Hamilton Beach reported net income of $12.2 million and revenues of $400.1 million compared with net income of $8.6 million and revenues of $416.1 million for the nine months ended September 30, 2015.

Hamilton Beach - Outlook
Overall consumer confidence and financial pressures experienced by the middle-market consumer continue to create uncertainty about the overall growth prospects for the U.S. retail market for small appliances, including growth prospects for both in-store and internet sales. As a result, market volumes for the fourth quarter of 2016 in the market in which Hamilton Beach's core brands participate are projected to be comparable or down slightly compared with the same period in 2015. The Canadian retail market is also expected to be difficult as the Canadian economy continues to struggle. International and commercial markets in which Hamilton Beach participates are expected to grow moderately in the fourth quarter of 2016, but at a slower pace than in the first part of 2016.
In spite of current market conditions, Hamilton Beach expects its consolidated sales volumes to increase in the 2016 fourth quarter compared with the fourth quarter of 2015 as a result of increased placements and promotions of higher-priced products in its core small kitchen appliance business for the fourth quarter holiday-selling season, as well as anticipated improvements in its other U.S. consumer product lines. Hamilton Beach's international and commercial product sales volumes are expected to increase in the fourth quarter of 2016 compared with the same period in 2015 as a result of the continued execution of its strategic initiatives.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. The company will continue to introduce new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both the retail and commercial marketplaces, and leverage its strong brand portfolio. Hamilton Beach also expects its growing global commercial business to benefit from broader distribution of several newer products. The company continues to pursue other opportunities to create or add product lines and new brands that can be distributed in high-end or specialty stores and on the Internet, including the introduction of the Hamilton Beach® Professional premium line of counter-top kitchen appliances in the third quarter of 2016.

As a result of anticipated increases in 2016 sales volumes from new product introductions and execution of its strategic initiatives, both domestically and internationally, Hamilton Beach expects fourth quarter 2016 revenues to increase compared with the fourth quarter of 2015, provided consumer spending is at expected fourth quarter levels. The fourth-quarter revenue increase is expected to offset the nine months ended September 30, 2016 revenue decline compared with the prior year period. As a result, full year 2016 revenues are expected to be comparable to 2015.
    Overall, Hamilton Beach expects net income in the fourth quarter of 2016 to increase substantially compared with the fourth quarter of 2015, resulting in a significant increase in full year 2016 net income compared with 2015. The anticipated increase in revenues in the fourth quarter of 2016, resulting from increased distribution and continued implementation and execution of Hamilton Beach's strategic initiatives, as well as increased sales of higher-margin products and reduced product costs, are expected to be partially offset by higher transportation and warehousing costs from the higher sales volumes and increased selling, general and administrative expenses. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely and intends to continue to adjust product prices and product placements, as market conditions permit.
The fourth quarter 2016 cash flow before financing activities is expected to be positive but substantially lower than the fourth quarter of 2015. However, full year 2016 cash flow before financing activities is expected to be substantially higher than in 2015. Capital expenditures are estimated to be $2.8 million in the fourth quarter of 2016 and $6.1 million for the full year.
In 2017, the consumer retail market for small kitchen appliances is expected to be comparable to 2016. The international markets in which Hamilton Beach participates are expected to continue to grow moderately. Overall Hamilton Beach's sales volumes and revenues are expected to increase in 2017 compared with 2016 due to enhanced distribution and increased higher-margin product placements resulting from the execution of the company's strategic initiatives. Net income in 2017 is expected to be comparable to 2016 as the benefits of the increased revenues are expected to be offset by the costs to implement these initiatives, increased advertising costs, modest increases in distribution costs and higher income tax expense. In 2017, cash flow before financing activities is expected to be substantial but lower than 2016 and capital expenditures are expected to be approximately $8 million.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic revenue growth initiatives focused on enhancing its placements in the North American consumer business, enhancing internet sales, growing its participation in the "only-the-best" market by investing in new products to be sold under the Jamba®, Wolf Gourmet®, Weston® and Hamilton Beach® Professional brand names, expanding internationally, and growing its global commercial presence through enhanced global product lines for chains and distributors serving the global food service and hospitality markets.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $0.7 million and revenues of $32.9 million for the third quarter of 2016 compared with net loss of $0.6 million and revenues of $34.7 million for the third quarter of 2015. At September 30, 2016, Kitchen Collection operated 221 stores compared with 224 stores at September 30, 2015. At December 31, 2015, Kitchen Collection operated 229 stores.
The decrease in revenues was primarily the result of sales lost from closing 14 unprofitable stores since September 30, 2015 and a decline in comparable store sales. The decrease in comparable store sales was mainly attributable to fewer customer visits and a decline in the number of store transactions, partially offset by improvements in the average sales transaction value. Sales at newly opened Kitchen Collection® stores also partially offset the revenue decrease.
Kitchen Collection's net loss increased primarily due to a lower effective income tax rate that resulted in a lower tax benefit on Kitchen Collection's 2016 pre-tax loss, which was comparable to the prior year. The comparable pre-tax loss reflected lower revenues, but also lower expenses from expense reductions and a focus on maximizing product sales margins.
For the nine months ended September 30, 2016, Kitchen Collection reported a net loss of $4.5 million and revenues of $89.9 million compared with a net loss of $4.3 million and revenues of $94.5 million for the nine months ended September 30, 2015.

Kitchen Collection - Outlook
Changing consumer habits have led to declining consumer traffic to physical retail locations as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances have also adversely affected sales trends in these categories over the last few years, while the recent strengthening of the U.S. dollar has adversely affected sales trends at retail locations near the Mexican and Canadian borders, as well as at stores in areas with high international tourism. All of these factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances in the remainder of 2016 and in 2017. Given this market environment, Kitchen Collection has continued to reduce the number of stores and to focus on a smaller core number of Kitchen Collection® outlet stores.
As a result of ongoing market weakness and fewer stores, Kitchen Collection anticipates revenues to decline modestly in the fourth quarter of 2016 and for the 2016 full year compared with the respective 2015 periods. Fourth quarter and full year 2016 results are expected to be comparable to the prior year periods as a result of a lower effective income tax rate. Kitchen Collection believes its smaller core store portfolio is well positioned to allow it to perform at improved operating levels, take advantage of any future market rebound and optimize its operating performance over time. Cash flow before financing activities is expected to be positive in 2016 but substantially lower than 2015. Capital expenditures are expected to be $0.4 million in the fourth quarter of 2016 and $1.5 million for the 2016 full year.
Kitchen Collection's continued focus on increasing the average sale per transaction, the average closure rate and increasing the number of items per transaction through continued refinement of its format and improved customer interactions to enhance customers' store experience is expected to generate comparable store sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing the expense structure is expected to generate improved operating profit over time. As a result of these initiatives, Kitchen Collection expects near breakeven results in 2017, provided customer visits are at expected levels, on lower revenues. Revenues in 2017 are expected to decrease modestly compared with 2016 as Kitchen Collection continues to prudently close non-performing stores. Cash flow before financing activities is expected to be positive in 2017 but lower than 2016.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, November 2, 2016 at 9:30 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 91048890, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 9, 2016. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of revenue, operating profit (loss), income (loss) before tax, income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are U.S. GAAP financial measures adjusted for Centennial's operating losses. Adjusted EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using these non-GAAP measures.
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in consumer buying habits, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In thousands, except per share data)

Revenues	$220,792	$239,107	$572,220	$629,341
Cost of sales	169,084	196,892	439,978	513,556
Gross profit	51,708	42,215	132,242	115,785
Earnings of unconsolidated mines	15,102	12,234	40,785	36,863
Operating expenses
Selling, general and administrative expenses	47,504	47,551	141,291	139,186
Centennial asset impairment charge	17,443	—	17,443	—
Amortization of intangible assets	1,164	1,138	2,972	3,173
	66,111	48,689	161,706	142,359
Operating profit	699	5,760	11,321	10,289
Other (income) expense
Interest expense	1,322	1,597	4,297	5,383
Income from other unconsolidated affiliates	(307)	(264)	(913)	(1,736)
Closed mine obligations	223	244	948	1,071
Other, net, including interest income	447	908	2,517	1,220
	1,685	2,485	6,849	5,938
Income (loss) before income tax provision (benefit)	(986)	3,275	4,472	4,351
Income tax provision (benefit)	(544)	134	(1,004)	458
Net income (loss)	$(442)	$3,141	$5,476	$3,893

Basic earnings (loss) per share	$(0.07)	$0.45	$0.80	$0.55
Diluted earnings (loss) per share	$(0.07)	$0.45	$0.80	$0.55

Dividends per share	$0.2675	$0.2625	$0.7975	$0.7825

Basic Weighted Average Shares Outstanding	6,786	6,924	6,831	7,051
Diluted Weighted Average Shares Outstanding	6,786	6,935	6,858	7,065

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In thousands)
Revenues
North American Coal	$32,402	$42,704	$85,778	$121,965
Hamilton Beach	157,264	163,291	400,058	416,082
Kitchen Collection	32,895	34,708	89,912	94,457
Eliminations	(1,769)	(1,596)	(3,528)	(3,163)
Total	$220,792	$239,107	$572,220	$629,341

Operating profit (loss)
North American Coal	$(10,912)	$(4,010)	$3,653	$3,579
Hamilton Beach	14,399	11,643	19,162	16,711
Kitchen Collection	(921)	(843)	(6,822)	(6,860)
NACCO and Other	(1,867)	(1,142)	(4,605)	(3,267)
Eliminations	—	112	(67)	126
Total	$699	$5,760	$11,321	$10,289

Income (loss) before income tax provision (benefit)
North American Coal	$(11,696)	$(4,909)	$(1,051)	$1,563
Hamilton Beach	13,726	10,241	17,944	13,738
Kitchen Collection	(991)	(904)	(7,007)	(7,013)
NACCO and Other	(2,025)	(1,265)	(5,347)	(4,063)
Eliminations	—	112	(67)	126
Total	$(986)	$3,275	$4,472	$4,351

Net income (loss)
North American Coal	$(12,677)	$(5,345)	$(1,100)	$3,401
Hamilton Beach	9,511	6,378	12,184	8,614
Kitchen Collection	(717)	(550)	(4,539)	(4,290)
NACCO and Other	(1,526)	(774)	(3,711)	(2,710)
Eliminations	4,967	3,432	2,642	(1,122)
Total	$(442)	$3,141	$5,476	$3,893

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION

	Quarter Ended
	12/31/2015	3/31/2016	6/30/2016	9/30/2016	9/30/2016 Trailing 12 Months
	(In thousands)
Net income (loss)	$18,091	$2,802	$3,116	$(442)	$23,567
Centennial asset impairment charge	—	—	—	17,443	17,443
Income tax provision (benefit)	2,357	979	(1,439)	(544)	1,353
Interest expense	1,541	1,505	1,470	1,322	5,838
Interest income	(20)	(31)	(43)	(56)	(150)
Depreciation, depletion and amortization expense	6,343	4,192	4,516	5,215	20,266
Adjusted EBITDA*	$28,312	$9,447	$7,620	$22,938	$68,317

* Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income (loss) before asset impairment charges and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In thousands)
Gross profit (loss) - Centennial	$(1,765)	$(15,296)	$(5,650)	$(27,940)
Gross profit - other consolidated mines	2,520	6,562	11,585	14,956
Gross profit - royalty and other	953	1,784	4,090	4,882
Total gross profit (loss)	1,708	(6,950)	10,025	(8,102)
Earnings of unconsolidated mines	15,102	12,234	40,785	36,863
Operating expenses
Selling, general and administrative expenses	9,461	8,501	27,778	23,045
Centennial asset impairment charge	17,443	—	17,443	—
Amortization of intangibles	818	793	1,936	2,137
Operating profit (loss)	(10,912)	(4,010)	3,653	3,579
Other expense	784	899	4,704	2,016
Income (loss) before income tax provision (benefit)	$(11,696)	$(4,909)	$(1,051)	$1,563
Elimination of Centennial:
Gross profit (loss) - Centennial	(1,765)	(15,296)	(5,650)	(27,940)
Other Centennial adjustments	(17,960)	(102)	(19,118)	530
Total Centennial adjustments	(19,725)	(15,398)	(24,768)	(27,410)

Adjusted North American Coal income before income tax provision (benefit) (1)	$8,029	$10,489	$23,717	$28,973

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with GAAP. Adjusted North American Coal Income Before Income Tax is adjusted to exclude Centennial's loss before income taxes and the 2016 Centennial asset impairment charge. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures. See page 14 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	(In thousands)
Balance at beginning of period	$19,417	$15,890	$19,084	$17,693
Liabilities settled during the period	(94)	(3,215)	(1,151)	(5,411)
Accretion expense	282	196	848	589
Revision of estimated cash flows	—	7,526	824	7,526
Balance at end of period	$19,605	$20,397	$19,605	$20,397

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$32,402	$(45)	$32,357	$85,778	$(700)	$85,078

North American Coal Gross profit	$1,708	$1,765	$3,473	$10,025	$5,650	$15,675

Centennial Asset Impairment (1)	$(17,443)	$17,443	$—	$(17,443)	$17,443	$—

North American Coal Operating profit (loss)	$(10,912)	$19,687	$8,775	$3,653	$24,651	$28,304
North American Coal Other expense	784	(38)	746	4,704	(117)	4,587
North American Coal Income (Loss) before income tax provision	(11,696)	19,725	8,029	(1,051)	24,768	23,717
North American Coal Income tax provision(2)	981	867	1,848	49	2,784	2,833
North American Coal Net income (loss)	$(12,677)	$18,858	$6,181	$(1,100)	$21,984	$20,884

(1) During the third quarter of 2016, the Company recognized an impairment charge of $17.4 million as the carrying value of Centennial's assets held for sale and coal land and real estate were determined to not be recoverable.

(2) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations, excluding the $17.4 million asset impairment charge, to determine the corresponding tax provision.

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$42,704	$(8,877)	$33,827	$121,965	$(30,230)	$91,735

North American Coal Gross profit (loss)	$(6,950)	$15,296	$8,346	$(8,102)	$27,940	$19,838

North American Coal Operating profit (loss)	$(4,010)	$15,354	$11,344	$3,579	$27,276	$30,855
North American Coal Other expense	899	(44)	855	2,016	(134)	1,882
North American Coal Income (Loss) before income tax provision (benefit)	(4,909)	15,398	10,489	1,563	27,410	28,973
North American Coal Income tax provision (benefit)(1)	436	5,851	6,287	(1,838)	10,416	8,578
North American Coal Net income (loss)	$(5,345)	$9,547	$4,202	$3,401	$16,994	$20,395

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$220,792	$(45)	$220,747	$572,220	$(700)	$571,520

Operating profit	$699	$19,687	$20,386	$11,321	$24,651	$35,972
Other expense	1,685	(38)	1,647	6,849	(117)	6,732
Income (loss) before income tax provision (benefit)	(986)	19,725	18,739	4,472	24,768	29,240
Income tax provision (benefit)(1)	(544)	867	323	(1,004)	2,784	1,780
Net income (loss)	$(442)	$18,858	$18,416	$5,476	$21,984	$27,460

Basic earnings per share	$(0.07)		$2.71	$0.80		$4.02
Diluted earnings per share	$(0.07)		$2.70	$0.80		$4.00

Basic Weighted Average Shares Outstanding	6,786		6,786	6,831		6,831
Diluted Weighted Average Shares Outstanding	6,786		6,817	6,858		6,858

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$239,107	$(8,877)	$230,230	$629,341	$(30,230)	$599,111

Operating profit	$5,760	$15,354	$21,114	$10,289	$27,276	$37,565
Other expense	2,485	(44)	2,441	5,938	(134)	5,804
Income before income tax provision	3,275	15,398	18,673	4,351	27,410	31,761
Income tax provision(1)	134	5,851	5,985	458	10,416	10,874
Net income	$3,141	$9,547	$12,688	$3,893	$16,994	$20,887

Basic earnings per share	$0.45		$1.83	$0.55		$2.96
Diluted earnings per share	$0.45		$1.83	$0.55		$2.96

Basic Weighted Average Shares Outstanding	6,924		6,924	7,051		7,051
Diluted Weighted Average Shares Outstanding	6,935		6,935	7,065		7,065

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016 Adjusted	2015 Adjusted	2016 Adjusted	2015 Adjusted
	(In thousands)
Revenues
North American Coal	$32,357	$33,827	$85,078	$91,735
Hamilton Beach	157,264	163,291	400,058	416,082
Kitchen Collection	32,895	34,708	89,912	94,457
Eliminations	(1,769)	(1,596)	(3,528)	(3,163)
Total	$220,747	$230,230	$571,520	$599,111

Operating profit (loss)
North American Coal	$8,775	$11,344	$28,304	$30,855
Hamilton Beach	14,399	11,643	19,162	16,711
Kitchen Collection	(921)	(843)	(6,822)	(6,860)
NACCO and Other	(1,867)	(1,142)	(4,605)	(3,267)
Eliminations	—	112	(67)	126
Total	$20,386	$21,114	$35,972	$37,565

Income (loss) before income tax provision (benefit)
North American Coal	$8,029	$10,489	$23,717	$28,973
Hamilton Beach	13,726	10,241	17,944	13,738
Kitchen Collection	(991)	(904)	(7,007)	(7,013)
NACCO and Other	(2,025)	(1,265)	(5,347)	(4,063)
Eliminations	—	112	(67)	126
Total	$18,739	$18,673	$29,240	$31,761

Net income (loss)
North American Coal	$6,181	$4,202	$20,884	$20,395
Hamilton Beach	9,511	6,378	12,184	8,614
Kitchen Collection	(717)	(550)	(4,539)	(4,290)
NACCO and Other	(1,526)	(774)	(3,711)	(2,710)
Eliminations	4,967	3,432	2,642	(1,122)
Total	$18,416	$12,688	$27,460	$20,887

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted to exclude Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.